CUSIP NO. 55269P302

Exhibit 2

SUPPORT AGREEMENT

September 2, 2009 (the “Effective Date”)

ValueAct Capital Master Fund, L.P.  (the “Shareholder”)

In consideration of DH Technologies Development PTE Ltd. (“Buyer”) entering into the Stock and Asset Purchase Agreement dated the date hereof with MDS Inc. (the “Company”) and other parties thereto, a copy of which is attached as Schedule A to this Agreement (the “Transaction Agreement”), pursuant to which the Buyer will acquire certain assets and assume certain liabilities from the Company and certain Affiliates of the Company on terms and conditions set forth in the Transaction Agreement, this support agreement (the “Agreement”) sets out the terms on which the Shareholder undertakes to support the Transaction (defined below) and to take certain actions and do certain things in respect of the Transaction.

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Transaction Agreement.

For purposes of this Agreement, “Transaction” means the transactions contemplated by and pursuant to the terms and conditions of, the Transaction Agreement (as may be amended from time to time in a manner that does not have a material adverse effect on the Final Purchase Price and does not result in any adverse change to the termination provisions of the Transaction Agreement).

1.	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Buyer (and acknowledges that the Buyer is relying upon such representations and warranties) that:

(a)	Schedule B hereto sets forth:

(i)	the Shares held of record or beneficially owned, directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction on the date hereof (the “Subject Shares”);

(ii)
the securities, which by their terms are exercisable for or convertible into or exchangeable for Shares, held of record or beneficially owned, directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction on the date hereof (the “Convertible Securities” and, together with the Subject Shares, the “Securities”); and

(iii)	the names and addresses of the record and the direct beneficial owners, if applicable, (the “Owners”) of the Securities on the date hereof.

(b)
the Securities constitute all of the Shares and any other securities which by their terms are exercisable for or convertible into or exchangeable for the Shares that are held of record or beneficially owned, directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction on the date hereof;

(c)
subject to any proxies or powers of attorney granted hereunder, the Shareholder has the sole voting and the sole dispositive power, and the sole power to agree to the matters set forth herein with respect to the Securities, and will continue to have the sole power to vote and dispose of the Securities at the time of any vote contemplated by this Agreement and at the time of the consummation of the Transaction pursuant to the Transaction Agreement;

(d)	the Owners identified on Schedule B have good title to the Securities, free and clear of any and all Encumbrances except for transfer restrictions imposed by applicable securities laws;

(e)
this Agreement has been duly executed and delivered by the Shareholder, and, assuming the due authorization, execution and delivery by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(f)	the Shareholder is a validly subsisting limited partnership and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(g)
neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)
result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal, under any provision of any of the constating documents of the Shareholder or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, licence, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Securities) may be bound, in each case that could reasonably be expected to have an adverse effect on the Shareholder’s ability to fulfil its obligations contemplated by this Agreement;

(ii)
require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Shareholder will undertake)), or permit, waiver, notification, authorization, exemption, registration, licence, consent or approval of, any Governmental Authority or any other Person; or

(iii)	violate or conflict with any judgement, order, notice, decree, statute, Law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets;

(h)
there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to fulfil its obligations contemplated by this Agreement. There is no order of any Governmental Authority against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to fulfil its obligations contemplated by this Agreement;

(i)
the Shareholder has not previously granted or agreed to grant any power of attorney or attorney in fact, proxy or other right to vote in respect of the Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Securities except those which are no longer of any force or effect; and

(j)
there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholder to Transfer (defined below) or cause to be Transferred any of the Securities and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities.

2.	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying upon such representations and warranties) that:

(a)	the Buyer is validly subsisting under the laws of the jurisdiction of its organization;

(b)	the Buyer has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)
this Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Shareholder, this Agreement constitutes legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity; and

(d)	Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation of the transactions contemplated by this Agreement will:

(i)	conflict with, or result in a breach of any provision of, the certificate of incorporation, bylaws or other comparable organizational documents of Buyer;

(ii)
violate, or conflict with, or result in, a breach of any provision of, or constitute a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any (A) material Contract to which any Buyer is a party or to which any of their respective properties or assets may be bound, or (B) any Permit to which any Buyers is subject, or to which any of their respective properties or assets may be subject, except in each case, for any violation, conflict, breach, default, termination or acceleration that would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Buyer; or

(iii)
require any Governmental Filings, other than (A) Governmental Filings required by the HSR Act or other Regulatory Laws, (B) as set forth in Section 6.3(c) of the Buyer's Disclosure Schedule, (C) Governmental Filings that become applicable as a result the identity of Parent and the other Sellers, and (D) such other Governmental Filings the failure of which to be obtained or made, would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Buyer.

3.	Voting Rights and Covenants of the Shareholder

(a)	The Shareholder hereby covenants and agrees with the Buyer that between the date of this Agreement and the Expiry Date (as defined below), the Shareholder shall not:

(i)
sell, transfer, gift, assign, pledge, grant a security interest in, hypothecate, encumber, convert, grant an option over or otherwise dispose of any of the Securities or any right or interest therein (legal or equitable), or permit any of the foregoing (each a “Transfer”) with respect to any of the Securities, or enter into any other arrangement that Transfers, in whole or in part, any of the voting interests in the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or any other securities, in cash or otherwise, or enter into any agreement, arrangement or understanding in connection therewith, provided that the Shareholder may Transfer Securities to an entity under common control with the Shareholder or to an affiliate of the Shareholder, further provided that as a condition to such Transfer such entity or affiliate executes an agreement to be bound by this Agreement; or

(ii)
except as contemplated by this Agreement, grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or deposit (or permit to be deposited) the Securities into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of such Securities.

(b)
The Shareholder agrees that, until the Expiry Date, it shall not, and shall not authorize, instruct or knowingly permit any trustees, investment bankers, lawyers, accountants, consultants or other agents or advisors of the Shareholder to, directly or indirectly:

(i)
solicit, initiate, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal;

(ii)
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any Person (or any representative thereof) with respect to, any Acquisition Proposal; or

(iii)	alone, or together with any Person, make an Acquisition Proposal or enter into any agreement, arrangement or understanding with any Person relating to an Acquisition Proposal.

(c)	The Shareholder hereby irrevocably covenants, undertakes and agrees, until the Expiry Date:

(i)	to vote (or cause to be voted) all the Securities at any meeting of the Company’s shareholders, or any adjournment thereof, and in any action by written consent of the Company’s shareholders:

(A)	in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof);

(B)	against any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the Transaction (including any Acquisition Proposal); and

(C)	against any action that would result in any breach of any representation, warranty, covenant or agreement or any other obligation of the Company in the Transaction Agreement;

(ii)
not to, without the prior written consent of the Buyer, requisition or join in the requisition of any meeting of the Company’s shareholders for the purpose of considering any resolution with respect to any of the matters referred to in Section 3(c)(i); and

(iii)
to not make any negative public statements about the Transaction and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, frustrating or hindering the Transaction.

(d)
If any involuntary Transfer of any of the Securities shall occur (including, but not limited to, a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement pursuant to Section 6 hereof.

4.	Other Agreements, Acknowledgments and Covenants

(a)	The Shareholder agrees:

(i)	to the existence and factual details of this Agreement being set out in any information circular produced by Company in connection with the Transaction; and

(ii)	to this Agreement being available for inspection to the extent required by law.

(b)	The Shareholder shall not, and agrees not to, exercise any dissent rights in respect of, and waives any rights of appraisal, or rights to dissent from, the Transaction that the Shareholder may have.

(c)
The Shareholder hereby covenants not to take any action or omission that would cause any of its representations or warranties in this Agreement to become untrue or incorrect or having the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

(d)	The Buyer hereby covenants not to take any action or omission that would cause any of its representations or warranties in this Agreement to become untrue or incorrect.

(e)
The Shareholder hereby covenants and agrees that, if requested in writing by the Buyer not less than three Business Days prior to the record date of any meeting of the Company’s shareholders in respect of any of the matters referred to in Section 3(c)(i), and the Shareholder or the Owner is not the holder of record, the Shareholder will cause any Securities to be registered in the name of the Shareholder, or the Owner, as applicable, on or prior to the record date of such meeting.

(f)
Any Shares or Convertible Securities as to which legal or beneficial ownership or the right to vote or the right of disposition is, directly or indirectly, acquired (including, without limitation, by way of stock split, stock dividend, merger, amalgamation, consolidation, liquidation, recapitalization, arrangement, business combination, share exchange or any other change in capital structure) by the Shareholder after the date hereof shall be considered to be “Securities” hereunder and shall be subject in all respects to this Agreement (it being understood that, in the event of any and each such acquisition of Securities after the date hereof, the Shareholder shall promptly notify the Buyer of such acquisition together with any details as reasonably requested by the Buyer).

5.	Permitted Sale of Securities

Notwithstanding any provision to the contrary in this Agreement (including, without limitation, Section 1(c) and Section 3(a)(i)), nothing in this Agreement shall restrict the Shareholder from selling the Securities after the day following the record date set for the Shareholders Meeting or from selling or hedging its economic interests in the Securities, if the Shareholder, in its sole discretion, determines that such a sale or transaction would be in the best interests of the Shareholder.

6.	Termination

This Agreement and the obligations of the Shareholder set out in this Agreement shall terminate upon the earliest of:

(a)	the consummation of the Transaction in accordance with the terms and conditions of the Transaction Agreement;

(b)	the termination of the Transaction Agreement in accordance with the terms and conditions of the Transaction Agreement;

(c)	the occurrence of an Adverse Recommendation Change; and

(d)	December 29, 2009,

(such earliest date being the “Expiry Date”), provided that the Shareholder shall be responsible and shall remain liable for any breach of this Agreement by the Shareholder occurring prior to the termination of this Agreement.

7.	Miscellaneous

(a)
If the Shareholder or any of its directors, officers or employees is also a director, officer or employee of the Company or any of its Subsidiaries, the Buyer agrees and acknowledges that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers or employees in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries.

(b)	The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(c)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(d)
This Agreement (including the schedules attached to this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

(e)
Any provision in this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder and the Buyer or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

(f)
Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Buyer and the Shareholder agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(g)	Each of the Buyer and the Shareholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(h)
All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(i)	If to the Buyer, at:

c/o Danaher Corporation
2099 Pennsylvania Avenue, NW
Washington, DC 20006
Phone:	(202) 419-7642
Facsimile:	(202) 419-7676
Attention:	Attila I. Bodi

With a required copy (which shall not be deemed notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Phone:	(212) 446-4884
Facsimile:	(212) 446-4900
Attention:	Daniel E. Wolf

and:

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario, Canada M5X 1B8
Phone:	(416) 362-2111
Facsimile:	(416) 862-6666
Attention:	John Macfarlane
Kashif Zaman

(ii)	If to the Shareholder at:

Valueact Capital
435 Pacific Ave., 4th Floor
San Francisco, CA 94133
Phone:	(415) 362-3700
Facsimile:	(415) 362-5727
Attention:	Allison Bennington

With a required copy (which shall not be deemed notice) to:

Borden Ladner Gervais LLP
Scotia Plaza, 40 King Street West
Toronto, ON M5H 3Y4
Phone:	(416)367-6232
Facsimile:	(416)361-7311
Attention:	Gordon G. Raman

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(i)
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(j)
The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except by the Shareholder as set forth and to the extent permitted in Section 3(a)(i) and except that the Buyer may, upon giving notice to the Shareholder, assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate provided such Affiliate is also an assignee under the Transaction Agreement, without reducing its own obligations hereunder, without the consent of the Shareholder.

(k)
All representations, warranties and covenants contained in this Agreement on the part of each of the parties shall survive the consummation of the Transaction and the execution and delivery under this Agreement.

(l)
This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating to this Agreement. The parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(m)
The parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(n)
Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, including, any such laws, regulations or requirements in respect of the Proxy Circular, the Shareholder shall not make any public announcement or statement with respect to this Agreement or the Transaction without the prior written approval of the Buyer.

(o)
The Shareholder recognizes and acknowledges that this Agreement is an integral part of the Transaction, that the Buyer would not enter the Transaction Agreement unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause the Buyer to sustain injury for which they would not have an adequate remedy at law for monetary damages.  Therefore, the parties agree that in the event of any such breach, the Buyer shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  These injunctive remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

(p)
The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

(q)	Nothing contained in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of the Company.

(r)	This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

[Signature page follows]

This Agreement has been agreed and accepted on the Effective Date.

DH TECHNOLOGIES DEVELOPMENT PTE LTD.

By:	/s/ Frank T. McFaden
Frank T. McFaden
Director

VALUEACT CAPITAL MASTER FUND, L.P. by VA Partners I, LLC, its general partner

By:	/s/ G. Mason Morfit
Name: G. Mason Morfit
Title: Vice President

Signature Page to Support Agreement

SCHEDULE A
STOCK AND ASSET PURCHASE AGREEMENT

(see attached)

SCHEDULE B
SECURITIES

SHAREHOLDER	TOTAL SECURITIES	DETAILS OF WHETHER SECURITIES REGISTERED, BENEFICIAL OR CONTROLLED
ValueAct Capital Master Fund, L.P. 435 Pacific Ave., 4th Floor San Francisco, CA 94133	23,107,700	Beneficially owned

NOTE:	Gregory P. Spivy, a director of the Company and an affiliate of the general partner of the Shareholder holds 30,025.74 Directors Deferred Share Units of the Company.